Exhibit 77C

NSAR  - AllianceBernstein National
Municipal Income Fund, Inc.
811-10573

RESULTS OF STOCKHOLDERS
MEETING
(unaudited)

The Annual Meeting of Stockholders of
AllianceBernstein National Municipal Income
Fund, Inc. (the Fund) was held on March 27,
2013. A description of the proposals and number of shares voted at the Meeting are as follows:


1. To elect three Directors for a term of three years and until his successor is duly elected and qualifies.
Class Two (term expires 2017)

2. To elect two Preferred Directors for a term of two years and until his successor is duly elected and qualifies.
Class One (term expires 2016)






Voted for
Authority
Withheld









Class Two (term expires 2017)
Common Shares:



William H. Foulk, Jr.
25,373,871
754,397

D. James Guzy
25,419,368
708,900

Robert M. Keith
25,561,766
566,502





Class One (term expires 2016)
Preferred Shares:



John H. Dobkin
4,752
185

Michael J. Downey
4,752
185



Natl Muni SAR 4-30-14